Exhibit 10.15

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

OPTION AGREEMENT

This Option Agreement (this “Option Agreement”), effective as of October 1, 2015 (the “Effective Date”), is by and between BeiGene, LTD, a corporation organized under the laws of the Cayman Islands having an address of c/o Mourant Ozannes Corporate Services, (Cayman) Limited, 94 Solaris Avenue, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands GB (“BeiGene”), and Merck KGaA, a corporation with general partners organized under German law having a place of business at Frankfurter Strasse 250, 64293 Darmstadt, Germany (“Merck”).  BeiGene and Merck may be referred to herein as a “Party” or collectively as the “Parties.”  The parties hereby agree as follows:

WHEREAS, the Parties are parties to the License Agreement, with an Effective Date of October 25, 2013 pertaining to the “Merck Territory”, as defined below (the “Ex-PRC Agreement”);

WHEREAS,  BeiGene has purchased all of the rights of Merck under the Ex- PRC Agreement and the Ex-PRC Agreement has terminated except as set forth in the Purchase of Rights Agreement between the Parties of even date herewith; and

WHEREAS, the Parties wish to provide for combination clinical trials of BeiGene PARP Inhibitors and Merck Proprietary Products on the terms set forth herein;

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.                                      Definitions.  The following terms shall have the following meanings:

1.1.                            “BeiGene PARP Inhibitor” means “Collaboration Compound” or another “Product” that is a “PARP Inhibitor” (each as defined in the Ex-PRC Agreement) owned or Controlled by BeiGene.

1.2.                            “Combination Clinical Trials” means clinical trials of a BeiGene PARP Inhibitor and a Merck Proprietary Product

1.3.                            “Major Country” means each of (i) the United States, (ii) any two (2) of the United Kingdom, Germany, France, Italy, Spain and (iii) Japan.

1.4.                            “Merck Proprietary Product” means a current or future product owned or Controlled by Merck.

1.5.                            “Merck Territory” means all the countries of the world, except the PRC Territory.

1.6.                            Capitalized terms used herein but not defined shall have the meanings set forth in the Ex-PRC Agreement.

2.                                      Future Agreements between the Parties.  At any time during the period from the Effective Date until the first Regulatory Approval received for the Commercialization of a BeiGene PARP Inhibitor (the

“Option Period”) in a Major Country, Merck may give written notice to BeiGene that Merck proposes to conduct a Combination Clinical Trial, which notice shall specify the Merck Proprietary Product to be included in such Combination Clinical Trial.  For clarity, during the Option Period, Merck may give multiple option notices relating to different Merck Proprietary Products as well as different BeiGene PARP Inhibitors.  At BeiGene’s request, Merck shall furnish BeiGene such information as BeiGene shall request regarding such Merck Proprietary Compound and the proposed Combination Clinical Trial.  Within […***…] of the BeiGene’s receipt of such written notice, the Parties agree to enter into the following agreements, each of which shall contain the provisions described below, shall provide for survival in the case of a Change of Control of BeiGene, shall contain other provisions customary to agreements of that type, and shall be negotiated in good faith by the Parties.

2.1.                            A Clinical Trial Supply Agreement under which BeiGene shall supply BeiGene PARP Inhibitors for use in the proposed Combination Clinical Trial (including any control arm in such Combination Clinical Trial) at the […***…] thereof during the period from the date of such agreement until the first Regulatory Approval received for the Commercialization of a BeiGene PARP Inhibitor in a Major Country. The Clinical Trial Supply Agreement will provide that if BeiGene outsources the manufacturing of the BeiGene PARP Inhibitors, BeiGene will notify Merck of the identity of the manufacturer and the pricing, and Merck will have the right to contact alternative manufacturers having the necessary capability and regulatory approvals for manufacture of BeiGene PARP Inhibitors and seek quotations for pricing of the manufacture of the BeiGene PARP Inhibitors. If Merck obtains a bona fide quotation from such a manufacturer with pricing lower than the pricing provided by BeiGene by […***…], then BeiGene will supply the BeiGene PARP Inhibitors at the price in such quotation.

2.2.                            A Clinical Trial Agreement under which the Parties shall collaborate on the design of such Combination Clinical Trial (provided that Merck shall have final decision authority), Merck shall receive a non-exclusive fully paid up license to use BeiGene PARP Inhibitors in such Combination Clinical Trial and the Parties (i) shall jointly own all data generated in all Phase I Clinical Trials that are included in such Combination Clinical Trial but shall not be allowed to use the data for publication or IP filing without the prior written consent of the other Party, (ii) shall each have access to all data generated in such Combination Clinical Trial,  and (iii) shall, at the request of either Party following the last treatment of the last subject in the last Phase I Clinical Trial that is included in such Combination Clinical Trial (or earlier, upon mutual agreement of the Parties)  negotiate in good faith provisions regarding publication and intellectual property rights to all data generated in Phase II Clinical Trials and Phase III Clinical Trials included in such Combination Clinical Trial.

2.3.                            A Safety Data Exchange Agreement.

2.4.                            A Quality Assurance Agreement with respect to such Combination Clinical Trial meeting the standards of Good Clinical Practices.

2.5.                            A Quality Assurance Agreement with respect to the Clinical Supply Agreement meeting the standards of Good Manufacturing Practices.

3.                                      Miscellaneous.  This Option Agreement supersedes all proposals, negotiations, conversations and/or discussions between or among parties relating to the subject matter of this Option Agreement.  No waiver, modification or amendment of any provision of this Option Agreement shall be valid or effective unless made in a writing referencing this Option Agreement and signed by a duly authorized officer of each Party. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this

*Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Option Agreement.  The captions to this Option Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Option Agreement.  This Option Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of England and Wales, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in London, England.  Any notice, request, approval or consent required or permitted to be given under this Option Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service providing evidence of delivery to the Party to which it is directed at its address or facsimile number shown in Section 9.12 of the PRC Agreement or such other address or facsimile number as such Party shall have last given by notice to the other Party.  This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Option Agreement to be executed by their duly authorized representatives as of the Effective Date.

BeiGene, LTD		Merck KGaA

By:	/s/ John V. Oyler	By:	/s/ Birgit Reitmaier

Name:	John V. Oyler	Name:	Birgit Reitmaier

Title:	Chief Executive Officer	Title:	Head of Technologies and Biomarkers, Global Business Development & Alliance Management

		By:	/s/ Jens Eckhardt

		Name:	Jens Eckhardt

		Title:	Regional General Counsel